Exhibit 99.2
November 27, 2009
Concord Medical Services Holdings Limited
18/F, Tower A, Global Trade Center
36 North Third Ring Road East, Dongcheng District
Beijing 100013, People’s Republic of China
Ladies and Gentlemen:
     We have acted as People’s Republic of China (“PRC”) counsel to Concord Medical Services Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).
     In connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing three ordinary shares, par value US$0.0001 per share, of the Company (the “Shares”), and the listing and trading of the ADSs on the New York Stock Exchange (the “NYSE”) and the filing of the Company’s registration statement on Form F-1, to be amended from time to time, (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), we are furnishing you this opinion concerning the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”) promulgated on August 8, 2006 by six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”) and the China Securities Regulatory Commission (“CSRC”) which became effective on September 8, 2006 and was amended on June 22, 2009, and the Administrative Permits with respect to Indirect Issuing or Listing and Trading of Domestic Enterprises’ Securities on Overseas Stock Exchanges (the “Administrative Permits”) promulgated by the CSRC on September 21, 2006 pursuant to the Rules and other PRC laws and regulations.
     Based on our understanding of current PRC laws, regulations, rules and the Administrative Permits, it is our opinion that the M&A Rule does not require that the Company obtain prior CSRC approval for the listing and trading of its ADSs on the NYSE, because the Company’s acquisition of the equity interests in its PRC subsidiaries is not subject to the M&A Rule due to the fact that Shenzhen Aohua Medical Services Co., Ltd (“AMS”) and Medstar (Shanghai) Leasing Co., Ltd. (“Shanghai Medstar”) were already foreign-invested enterprises before September 8, 2006, the effective date of the M&A Rule.

     This opinion is rendered on the basis of the laws of the PRC effective as of the date hereof. There is no assurance that any of such laws or their interpretations or enforcement policies will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulation of Our Industry” and “Legal Matters” in the prospectus included in the Registration Statement, filed by the Company with the Commission under the Securities Act of 1933, as amended.
Very truly yours,
/s/ Jingtian & Gongcheng
Jingtian & Gongcheng